Exhibit 99.1

Midwest Generation Business of Duke Energy Corporation and Subsidiaries

Financial Statements

As of March 31, 2015 and December 31, 2014 and

for the Three Months ended March 31, 2015 and 2014

TABLE OF CONTENTS

Combined Financial Statements (Unaudited)
Statements of Operations	3
Balance Sheets	4
Statements of Cash Flows	5
Statements of Changes in Equity	6

Notes to Combined Financial Statements (Unaudited)
Summary of Significant Accounting Policies and Basis of Presentation	7
Regulatory Matters	11
Commitments and Contingencies	11
Joint Ownership of Generating Facilities	13
Property, Plant and Equipment	13
Intangible Assets	13
Transactions with Affiliates	14
Derivatives	14
Fair Value Measurements	16
Employee Benefit Plans	18
Income Taxes	19
Subsequent Events	20

MIDWEST GENERATION BUSINESS

Combined Statements of Operations

(Unaudited)

	Three Months ended March 31,
(in millions)	2015	2014
Operating Revenues	$543	$374
Costs and Operating Expenses
Cost of operations	286	299
Operation, maintenance and other	69	75
Depreciation and amortization	40	35
Property and other taxes	7	9
Total costs and operating expenses	402	418
Gains on Sales of Other Assets and Other, net	4	—
Operating Income (Loss)	145	(44)
Other Income and Expenses, net	1	1
Income (Loss) Before Income Taxes	146	(43)
Income Tax Expense (Benefit)	48	(15)
Net Income (Loss)	$98	$(28)

See Notes to Combined Financial Statements

MIDWEST GENERATION BUSINESS

Combined Balance Sheets

(Unaudited)

(in millions)	March 31, 2015	December 31, 2014
ASSETS
Current Assets
Receivables (net of allowance for doubtful accounts of $2 at March 31, 2015 and December 31, 2014)	$142	$133
Inventory	116	126
Deferred tax assets	10	17
Collateral assets	69	75
Derivative assets	14	16
Prepaid expenses	20	16
Total current assets	371	383
Investments and Other Assets
Intangibles, net	21	21
Derivative assets	14	15
Other	16	16
Total investments and other assets	51	52
Property, Plant and Equipment
Cost	4,251	4,261
Accumulated depreciation and amortization	(920)	(888)
Net property, plant and equipment	3,331	3,373
Total Assets	$3,753	$3,808
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$99	$143
Taxes accrued	42	42
Derivative liabilities	9	35
Other	9	17
Total current liabilities	159	237
Deferred Credits and Other Liabilities
Deferred income taxes	763	763
Asset retirement obligations	4	4
Derivative liabilities	13	20
Other	15	13
Total deferred credits and other liabilities	795	800
Equity
Net parent investment	2,799	2,771
Total equity	2,799	2,771
Total Liabilities and Equity	$3,753	$3,808

See Notes to Combined Financial Statements

MIDWEST GENERATION BUSINESS

Combined Statements of Cash Flows

(Unaudited)

	Three Months ended March 31,
(in millions)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$98	$(28)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	40	35
Gain on Sales of Other Assets and Other, net	(4)	—
Deferred income taxes	7	(16)
(Increase) decrease in
Net realized and unrealized mark-to-market and hedging transactions	(21)	(94)
Receivables	(9)	1
Inventory	10	(3)
Other current assets	(4)	(10)
Increase (decrease) in
Accounts payable	(34)	16
Taxes accrued	—	(4)
Other current liabilities	(11)	(4)
Other assets	—	3
Other liabilities	12	—
Net cash provided by (used in) operating activities	84	(104)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(14)	(14)
Net cash used in investing activities	(14)	(14)
CASH FLOWS FROM FINANCING ACTIVITIES
(Distributions to) contributions from parent, net	(70)	113
Net cash (used in) provided by financing activities	(70)	113
Net decrease in cash and cash equivalents	—	(5)
Cash and cash equivalents at beginning of period	—	5
Cash and cash equivalents at end of period	$—	$—
Supplemental Disclosures:
Cash paid for interest, net of amount capitalized	$—	$1
Significant non-cash transactions:
Accrued capital expenditures	$1	$8

See Notes to Combined Financial Statements

MIDWEST GENERATION BUSINESS

Combined Statements of Changes in Equity

(Unaudited)

(in millions)	Total
Balance at December 31, 2013	$2,443
Net Loss	(28)
Contributions from parent, net	113
Balance at March 31, 2014	$2,528

Balance at December 31, 2014	$2,771
Net Income	98
Distributions to parent, net	(70)
Balance at March 31, 2015	$2,799

See Notes to Combined Financial Statements

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

On April 2, 2015, Duke Energy SAM, LLC, an indirect subsidiary of Duke Energy Corporation and a subsidiary of Duke Energy Ohio, Inc. (Duke Energy Ohio) prior to April 1, 2015, and Duke Energy Commercial Enterprises, Inc., a subsidiary of Duke Energy Corporation, completed the sale of its nonregulated Midwest generation business (the Business) to Dynegy Inc. (Dynegy). The Business includes generating plants owned by Duke Energy Commercial Asset Management, LLC (DECAM), a retail sales operation owned by Duke Energy through its indirect wholly owned subsidiary Duke Energy Retail Sales, LLC (Duke Energy Retail), and the Beckjord generating plant owned by Duke Energy Ohio. The generating plants, other than Beckjord, were transferred to DECAM from an affiliate effective May 1, 2014 and are presented herein as if the transfer occurred January 1, 2014 since the transaction was between entities under common control. See Note 2 for additional information related to the transfer of the generating plants. The Business represents 100 percent of DECAM, 100 percent of Duke Energy Retail, and Duke Energy Ohio’s Beckjord generating plant.

As a result of the decision to exit the Business, Duke Energy and Duke Energy Ohio recorded net pretax impairments of approximately $43 million and $44 million, respectively, for the three months ended March 31, 2015, and approximately $1,287 million and $1,323 million, respectively, for the three months ended March 31, 2014. The impairment was recorded to write-down the carrying amount of the assets to the estimated fair value of the Business based on the expected selling price to Dynegy, less estimated costs to sell. The final loss on disposition is not expected to result in a material impact on Duke Energy’s or Duke Energy Ohio’s operations in the second quarter of 2015.These impairment charges recorded by Duke Energy and Duke Energy Ohio are not reflected in the accompanying financial statements of the Business.

The following table presents information related to the generating plants owned by DECAM included in the Business.

Facility	Plant Type	Primary Fuel	Location	Total MW Capacity (d)	Owned MW Capacity (d)	Ownership Interest
Stuart(a)(c)	Fossil Steam	Coal	OH	2,308	900	39%
Zimmer(a)	Fossil Steam	Coal	OH	1,300	605	46.5%
Hanging Rock	Combined Cycle	Natural Gas	OH	1,226	1,226	100%
Miami Fort (Units 7 and 8) (b)	Fossil Steam	Coal	OH	1,020	652	64%
Conesville(a)(c)	Fossil Steam	Coal	OH	780	312	40%
Washington	Combined Cycle	Natural Gas	OH	617	617	100%
Fayette	Combined Cycle	Natural Gas	PA	614	614	100%
Killen(b)(c)	Fossil Steam	Coal	OH	600	198	33%
Lee	Combustion Turbine	Natural Gas	IL	568	568	100%
Dick’s Creek	Combustion Turbine	Natural Gas	OH	136	136	100%
Miami Fort	Combustion Turbine	Oil	OH	56	56	100%
Total Midwest Generation				9,225	5,884

(a)                            Jointly owned with America Electric Power Generation Resources and The Dayton Power and Light Company.

(b)                            Jointly owned with The Dayton Power & Light Company.

(c)                             Station is not operated by the Business.

(d)                            Total MW capacity is based on summer capacity.

The combined financial statements include Duke Energy Ohio’s proportionate ownership in the Beckjord generating plant. This plant is not included in the Dynegy acquisition. The Beckjord station was fully impaired in 2010 and Duke Energy Ohio retired the remaining coal-fired units, units 5 and 6, effective October 1, 2014.

The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States from the accounting records of Duke Energy and Duke Energy Ohio using the historical results of operations and cost basis of the assets and liabilities of Duke Energy and Duke Energy Ohio that comprise the Business. The Business’ financial statements present the historical financial position, results of operations and cash flows of the Business as it has been historically operated and may not be indicative of what they would have been had the Business been a separate stand-alone entity, nor are they indicative of what the Business’ financial position, results of operations or net cash flows may be in the future.

The accompanying combined financial statements include the assets, liabilities, revenues and expenses specifically related to the Business’ operations. The generating plants and certain other assets included in the Business were previously owned by a wholly owned subsidiary of Cinergy Corp. (Cinergy). Duke Energy acquired Cinergy in 2006 and stated the assets and liabilities acquired at fair value via push down accounting which is included in these financial statements.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

Costs directly related to the Business have been included in the accompanying combined financial statements. The Business also receives services and support functions from Duke Energy and Duke Energy Ohio. The Business’ operations are dependent on Duke Energy and Duke Energy Ohio’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services and purchasing and logistics.

Specific identification of costs and various allocation methodologies, including the combination of the Business’ proportionate share of gross margin, labor dollars, property, plant and equipment, revenue and headcount, were used to disaggregate service and support functions between the Business and Duke Energy’s non-Midwest generation related operations. These allocated costs are recorded primarily in Operation, maintenance and other in the Combined Statements of Operations.

In addition, Duke Energy uses a centralized approach to cash management and financing of its operations, including those of the Business. The centralized treasury activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, and commodity price risk management. Accordingly, debt and interest expenses reflected in the combined financial statements represent only those debentures and notes that were directly issued by the Business; none of the debt, including interest thereon, managed at the Duke Energy or Duke Energy Ohio level has been reflected in these combined financial statements. Also, cash balances presented are held by legal entities that are specifically attributable to the Business. All of Duke Energy’s funding to the Business since inception has been accounted for as capital contributions from Duke Energy and all cash remittances from the Business to Duke Energy have been accounted for as distributions to Duke Energy, including the allocation of expenses and settlement of transactions with Duke Energy. These transactions are reflected as Distributions to parent, net and Contributions from parent, net on the Combined Statements of Changes in Equity. Net parent investment on the Combined Balance Sheets represents Duke Energy’s interest in the recorded net assets of the Business and represents the cumulative net investment by Duke Energy in the Business through the dates presented and includes cumulative operating results.

These Combined Financial Statements reflect all normal recurring adjustments in the opinion of the company’s management, necessary to fairly present the financial position and results of operations of the Business. Amounts reported in the Business’ interim Combined Statements of Operations are not necessarily indicative of amounts expected for the respective annual periods due to effects of seasonal temperature variations on energy consumption, timing of maintenance on electric generating units, changes in mark-to-market valuations, changing commodity prices and other factors.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expense and cost allocations have been determined on a basis considered by Duke Energy and the Business to be a reasonable reflection of the utilization of services provided to or the benefit received by the Business during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs the Business would have incurred if it had operated on a stand-alone basis or as an entity independent of Duke Energy during the periods presented.

SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements that conform to U.S. GAAP, the Business must make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses, including allocation of costs for service and support functions, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of acquisition are considered cash equivalents.

Inventory

Inventory is used for operations and is recorded primarily using the average cost method. Inventory is valued at the lower of cost or market. Materials and supplies are recorded as inventory when purchased and subsequently charged to expense or capitalized to property, plant and equipment when installed. The components of inventory are presented in the table below.

(in millions)	March 31, 2015	December 31, 2014
Materials and supplies	$50	$52
Coal held for electric generation	63	70
Oil, natural gas and other fuel held for electric generation	3	4
Total inventory	$116	$126

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

Other Current Liabilities

Components of other current liabilities are presented in the tables below.

(in millions)	March 31, 2015	December 31, 2014
Current Liabilities
Accrued expenses	$6	$14
Other	3	3
Total current liabilities	$9	$17

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of depreciated historical cost or fair value, if impaired. As noted under Nature of Operations and Basis of Presentation above, at the date of acquisition by Duke Energy in 2006, property, plant and equipment amounts were stated at fair value. The Business capitalizes all construction-related direct labor and material costs, as well as indirect construction costs such as general engineering, taxes and financing costs. Costs of renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. The cost of repairs, replacements and major maintenance projects, which do not extend the useful life or increase the expected output of the asset, are expensed as incurred. Depreciation is generally computed over the estimated useful life of the asset using the composite straight-line method. Depreciation studies are conducted periodically to update composite rates.

When the Business sells property, the original cost and accumulated depreciation and amortization balances are removed from Property, Plant and Equipment on the Combined Balance Sheets. See Note 5 for further information.

Intangible Assets

Intangible assets held by the Business primarily consist of emission allowances. Emission allowances permit the holder of the allowance to emit certain gaseous by-products of fossil fuel combustion, including sulfur dioxide and nitrogen oxide. Allowances are issued by the U.S. Environmental Protection Agency (EPA) at zero cost and may also be bought and sold via third-party transactions. Allowances allocated to or acquired by the Business are held primarily for consumption. Carrying amounts for emission allowances are based on the cost to acquire the allowances or, in the case of a business combination, on the fair value assigned in the allocation of the purchase price of the acquired business.

The Business also holds renewable energy certificates, which are used to measure compliance with renewable energy standards and are held primarily for consumption.

See Note 6 for further information.

Long-Lived Asset Impairments

The Business evaluates long-lived assets for impairment when circumstances indicate the carrying value of those assets may not be recoverable. An impairment exists when a long-lived asset’s carrying value exceeds the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. The estimated cash flows may be based on alternative expected outcomes that are probability weighted. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, the carrying value of the asset is written-down to its then-current estimated fair value and an impairment charge is recognized.

The Business assesses fair value of long-lived assets using various methods, including recent comparable third-party sales, internally developed cash flow analysis and analysis from outside advisor’s. Significant changes in commodity prices, the condition of an asset or management’s interest in selling the asset are generally viewed as triggering events to re-assess cash flows.

Revenue Recognition and Unbilled Revenue

The Business participates in bid/offer-based wholesale energy, capacity, and ancillary services markets operated by PJM Interconnection, LLC (PJM). PJM requires all generation owners such as the Business to submit hourly day-ahead and/or real-time bids and offers for energy and ancillary services. The PJM day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from PJM each hour of each day. The net supply to PJM is recorded in Operating Revenues and the net purchase from PJM is recorded in Cost of operations on the Combined Statements of Operations. DECAM and Duke Energy Retail are separate market participants in PJM. DECAM net sales to PJM and Duke Energy Retail net purchases from PJM have not been presented on a net basis in these combined financial statements. Revenues on sales of electricity to retail customers are recognized when service is provided. Revenues on sales of capacity are recognized in the period the capacity is made available at the rate established by PJM for the applicable period.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

Unbilled revenues are recognized by applying customer billing rates to the estimated volumes of energy delivered but not yet billed. Unbilled revenues can vary significantly from period to period as a result of seasonality, weather and customer usage patterns. Unbilled revenues of $92 million and $61 million were included within Receivables on the Combined Balance Sheets at March 31, 2015 and December 31, 2014, respectively.

Derivatives

Derivative and non-derivative instruments may be used in connection with commodity price risk management activities, including swaps, futures, forwards and options. All derivative instruments except those that are designated and qualify for the normal purchase/normal sale (NPNS) exception are recorded on the Combined Balance Sheets at their fair value. See Note 8 for further information.

Loss Contingencies

Contingent losses are recorded when it is probable a loss has occurred and can be reasonably estimated. When a range of the probable loss exists and no amount within the range is a better estimate than any other amount, the minimum amount in the range is recorded. Unless otherwise required by U.S. GAAP, legal fees are expensed as incurred.

Employee Benefit Plans

Substantially all employees of the Business participate in pension and other post-retirement benefit plans administered and sponsored by Duke Energy. The Business’ pension plan assets and liabilities are combined with those related to other Duke Energy businesses. Duke Energy manages its pension and other post-retirement benefit plans on a combined basis with claims data and liability information related to the Business combined with other Duke Energy businesses. As such, the Business has accounted for its pension and other post-retirement benefit plans and its employee savings plan on a multi-employer basis and has not reflected any assets or liabilities on the Business’ combined balance sheets, and pension and other post-retirement expenses for the Business have been allocated to the Business and reflected in the results of operations.

See Note 10 for further information.

Stock Options and Other Share-Based Compensation

Employees of the Business participate in equity-based compensation plans sponsored by Duke Energy. The Business measures compensation cost for all share-based payments (including employee stock options) at fair value and recognizes the related cost over the vesting period. For the periods presented, these equity-based compensation plans were not material to these combined financial statements.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) is the same as net income (loss) for all periods presented. Therefore, a separate statement of comprehensive income (loss) is not included in the accompanying combined financial statements.

Income Taxes

Historically, the Business’ operations were included in the consolidated federal income tax returns filed by Duke Energy. For the purposes of these combined financial statements, the Business has determined its U.S. income tax provision as if it were filing a separate consolidated U.S. tax return.

Accrued U.S. federal and state current income tax balances, including penalties and interest, are treated as being settled without payment as of the end of each period with Duke Energy. Therefore, the settlement of the current income tax liability without payment is treated as Distributions to parent, net and Contributions from parent, net in the accompanying Combined Statements of Changes in Equity.

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change. The Business records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. The Business has considered future taxable income and ongoing feasible tax planning strategies in assessing the need for the valuation allowance.

See Note 11 for further information.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

NEW ACCOUNTING STANDARDS

The new accounting standards adopted in 2015 and 2014 had no significant impact on the presentation or results of operations, cash flows or financial position of the Business.

The following new Accounting Standards Update (ASU) has been issued but not yet adopted by the Business as of March 31, 2015.

ASC 606 - Revenue from Contracts with Customers. In May 2014, the Financial Accounting Standards Board (FASB) issued revised accounting guidance for revenue recognition from contracts with customers. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

This revised accounting guidance is effective for interim and annual periods beginning January 1, 2017. However, the FASB is considering allowing companies to delay implementation for one year. The Business is currently evaluating the requirements, and the ultimate impact of the revised accounting guidance has not yet been determined.

2. REGULATORY MATTERS

DUKE ENERGY OHIO ELECTRIC SECURITY PLAN

Ohio law provides the Public Utilities Commission of Ohio (PUCO) authority to approve an electric utility’s generation standard service offer, which may include an Electric Security Plan (ESP). In June 2011, Duke Energy Ohio filed for approval of an ESP to replace the then existing ESP that expired on December 31, 2011. The PUCO approved Duke Energy Ohio’s new ESP on November 22, 2011. The ESP includes competitive auctions for electricity supply for a term of January 1, 2012 through May 31, 2015. The ESP also included a provision for a non-bypassable stability charge of $110 million per year to be collected from January 1, 2012 through December 31, 2014 and required Duke Energy Ohio to transfer its generational assets to a non-regulated affiliate on or before December 31, 2014. The transfer of the Business’ assets to DECAM was completed on May 1, 2014, other than the Beckjord generating plant. The Beckjord generating plant was transferred to Duke Energy Beckjord, LLC, a subsidiary of Duke Energy Ohio, on December 1, 2014.

The ESP effectively separated the generation of electricity from Duke Energy Ohio’s retail load obligation. As a result, Duke Energy Ohio’s generation assets no longer served retail load customers or received negotiated pricing under the ESP, which allowed for recovery of costs related to energy purchases, fuel and emission allowances. Beginning January 1, 2012, regulatory accounting is no longer applied to the coal-fired generation assets owned by DECAM. The generation assets began dispatching all of their electricity into unregulated markets in January 2012.

3. COMMITMENTS AND CONTINGENCIES

INSURANCE

The Business has insurance and reinsurance coverage either directly or through indemnification from Duke Energy’s captive insurance company, Bison Insurance Company Limited (Bison), and its affiliates, consistent with companies engaged in similar commercial operations with similar type properties. The Business’ coverage includes (i) commercial general liability coverage for liabilities arising to third parties for bodily injury and property damage; (ii) workers’ compensation; (iii) automobile liability coverage; and (iv) property coverage for all real and personal property damage. Real and personal property damage coverage includes damages arising from boiler and machinery breakdowns, earthquakes, flood damage and extra expense, but not outage or replacement power coverage. All coverage is subject to certain deductibles or retentions, sublimits, exclusions, terms and conditions common for companies with similar types of operations.

The cost of the Business’ coverage can fluctuate year to year reflecting claims history and conditions of the insurance and reinsurance markets.

In the event of a loss, terms and amounts of insurance and reinsurance available might not be adequate to cover claims and other expenses incurred. Uninsured losses and other expenses, to the extent not recovered by other sources, could have a material effect on the Business’ results of operations, cash flows or financial position. The Business is responsible to the extent losses may exceed limits of the coverage available.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

ENVIRONMENTAL

The Business is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. These regulations can be changed from time to time, imposing new obligations on the Business.

Coal Combustion Residuals

The EPA published in the Federal Registry on April 17, 2015, a rule to regulate the disposal of coal combustion residuals (CCR) from electric utilities as solid waste. The federal regulation classifies CCR as nonhazardous waste under the Resource Conservation and Recovery Act. The regulation applies to all new and existing landfills, new and existing surface impoundments, structural fills and CCR piles. The rule establishes requirements regarding landfill design, structural integrity design and assessment criteria for surface impoundments, groundwater monitoring and protection procedures and other operational and reporting procedures to ensure the safe disposal and management of CCR. In addition to the requirements of the federal CCR regulation, CCR landfills and surface impoundments will continue to be independently regulated by most states.

An asset retirement obligation is recorded by the Business when it has a legal obligation to incur costs associated with the retirement of a long-lived asset and the obligation can be reasonably estimated. No obligation has been recorded as of March 31, 2015. The Business is not yet able to estimate an amount that may be necessary to be recorded as an asset retirement obligation as a result of this published rule.

LITIGATION

Antitrust Lawsuit

In January 2008, four plaintiffs, including individual, industrial and nonprofit customers, filed a lawsuit against Duke Energy Ohio in federal court in the Southern District of Ohio. Plaintiffs alleged Duke Energy Ohio conspired with Duke Energy Retail to provide inequitable and unfair price advantages for certain large business consumers by entering into non-public option agreements in exchange for their withdrawal of challenges to Duke Energy Ohio’s Rate Stabilization Plan implemented in early 2005. In March 2014, a federal judge certified this matter as a class action. Plaintiffs allege claims for antitrust violations under the federal Robinson Patman Act as well as fraud and conspiracy allegations under the federal Racketeer Influenced and Corrupt Organizations statute and the Ohio Corrupt Practices Act which could exceed $500 million. Plaintiffs also claim to be entitled to treble damages.

A March 31, 2015 mediation was unsuccessful. Duke Energy Ohio’s motion for summary judgment is pending. Trial has been set to begin on July 27, 2015. The resolution of this matter could have a material effect on the results of operations, cash flows or financial position of the Business.

Any liability related to the lawsuit attributable to the Business was not transferred to Dynegy upon the sale of the Midwest generation business transaction referenced in Note 1.

Asbestos-related Injuries and Damages Claims

Duke Energy Ohio has been named as a defendant or co-defendant in lawsuits related to asbestos exposure at its electric generating stations. The impact on the Business’ results of operations, cash flows or financial position of these cases to date has not been material. Based on estimates under varying assumptions concerning uncertainties, such as, among others: (i) the number of contractors potentially exposed to asbestos during construction or maintenance of Duke Energy Ohio generating plants, (ii) the possible incidence of various illnesses among exposed workers, and (iii) the potential settlement costs without federal or other legislation that addresses asbestos tort actions, the Business estimates that the range of reasonably possible exposure in existing and future suits over the foreseeable future is not material. This assessment may change as additional settlements occur, claims are made, and more case law is established.

OTHER COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Business leases land with a term that expires in 2042. Rental expense for this operating lease was immaterial for each of the three months ended March 31, 2015 and 2014. These amounts are included in Operation, maintenance and other on the Combined Statements of Operations. Future minimum lease payments under this operating lease are less than $1 million per year for the remaining term of the lease.

W.C. Beckjord Fuel Release

On August 18, 2014, approximately 9,000 gallons of fuel oil were inadvertently discharged into the Ohio River during a fuel oil transfer at the W.C. Beckjord generating plant. The Ohio Environmental Protection Agency (Ohio EPA) issued a Notice of Violation related to the discharge. Duke Energy Ohio is cooperating with the Ohio EPA, the EPA and the U.S. Attorney for the Southern District of Ohio, responding to a Request for Information from the EPA. No Notice of Violation has been issued by the EPA and no civil or criminal penalty amount has been established. Total repair and remediation costs related to the release are not expected to be material. Other costs related to the release, including state or federal civil enforcement proceedings, cannot be reasonably estimated at this time.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

4. JOINT OWNERSHIP OF GENERATING FACILITIES

The Business holds ownership interests in certain jointly owned generating facilities. The Business is entitled to shares of the generating capacity and output of each unit equal to their respective ownership interests. The Business pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses, except in certain instances where agreements have been executed to limit certain joint owners’ maximum exposure to the additional costs. The Business’ share of revenues and operating costs of the jointly owned generating facilities are included within the corresponding financial statement line items in the Combined Statements of Operations. Each participant in the jointly owned facilities must provide its own financing, except in certain instances where agreements have been executed to limit certain joint owners’ maximum exposure to the additional costs.

The following table presents the share of jointly owned plant or facilities included on the Combined Balance Sheets. All facilities are operated by the Business unless otherwise noted.

	March 31, 2015
(dollars in millions)	Ownership Share	Property, Plant and Equipment	Accumulated Depreciation	Construction Work in Progress
J.M. Stuart(a)(c)	39.0%	841	302	9
W.M. Zimmer(a)	46.5%	1,365	601	7
Miami Fort (Units 7 and 8)(b)	64.0%	642	262	5
Conesville (Unit 4)(a)(c)	40.0%	320	54	2
Killen(b)(c)	33.0%	309	144	1

(a)   Jointly owned with American Electric Power Generation Resources and The Dayton Power and Light Company.

(b)   Jointly owned with The Dayton Power and Light Company.

(c)   Station is not operated by the Business.

5. PROPERTY, PLANT AND EQUIPMENT

The following table summarizes property, plant and equipment.

(in millions)	Estimated Useful Life (Years)	March 31, 2015	December 31, 2014
Land		$24	$24
Electric generation	8 - 100	4,119	4,107
Equipment	5 - 25	22	22
Construction in process		34	57
Other	5 - 10	52	51
Total property, plant and equipment		4,251	4,261
Total accumulated depreciation		(920)	(888)
Total net property, plant and equipment		$3,331	$3,373

Capitalized interest was not material and $2 million for the three months ended March 31, 2015 and year ended December 31, 2014, respectively.

6. INTANGIBLE ASSETS

The following table shows the carrying amount of intangible assets.

(in millions)	March 31, 2015	December 31, 2014
Emission allowances	$18	$18
Renewable energy certificates	3	3
Total intangible assets	$21	$21

Expected amortization expense for the next five years is $2 million, $1 million, $1 million, $1 million and $1 million. The expected amortization expense includes estimates of emission allowance consumption. The amortization amounts are estimates and actual amounts may differ from these estimates due to such factors as changes in consumption patterns, sales or impairments of emission allowances or other intangible assets, additional intangible acquisitions and other events.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

7. TRANSACTIONS WITH AFFILIATES

The Business receives services and support functions performed by Duke Energy and Duke Energy Ohio. The Business’ operations are dependent on Duke Energy and Duke Energy Ohio’s ability to perform these services and support functions, which include accounting, finance, investor relations, planning, legal, communications and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services and purchasing and logistics. Specific identification of costs and various allocation methodologies, including a combination of the Business’ proportionate share of gross margin, labor dollars, property, plant and equipment, revenue and headcount, were used to disaggregate service and support functions between the Business and Duke Energy’s non-Midwest generation related operations. Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate. The total amount charged to the Business for corporate services was $9 million and $16 million for the three months ended March 31, 2015 and 2014, respectively. These allocated costs are recorded primarily in Operation, maintenance and other in the Combined Statements of Operations.

Duke Energy uses a centralized approach to cash management and financing of its operations, including those of the Business. At March 31, 2015 and December 31, 2014, the amount owed to Duke Energy, due to intercompany transactions, was $441 million and $556 million, respectively, and was recorded as Equity in the Combined Balance Sheets.

In addition to the amounts presented above, the Business records other allocations, including rental of office space, participation in a money pool arrangement, other operational transactions and their proportionate share of certain charged expenses. The net impact of these transactions was not material for the three months ended March 31, 2015 and 2014.

The Business conducts activities including the execution of commodity transactions, third-party vendor and supply contracts, and service contracts for certain of Duke Energy’s nonregulated entities. The commodity contracts the Business enters are accounted for as undesignated contracts or NPNS. Consequently, mark-to-market impacts of intercompany contracts with, and sales of power to, Duke Energy’s nonregulated entities are reflected in the Business’ Combined Statements of Operations. These amounts totaled net revenue of $4 million and $7 million for the three months ended March 31, 2015 and 2014, respectively.

As a result of the sale of the nonregulated Midwest generation business to Dynegy on April 2, 2015, the services and support functions performed by Duke Energy and Duke Energy Ohio were terminated. Duke Energy Ohio has a power purchase agreement with the Business for a portion of its standard service offer supply requirement through May 2015. Duke Energy will also provide, and be reimbursed for, transition services for a period of up to 12 months. Refer to Note 1 for further information related to the sale to Dynegy.

8. DERIVATIVES

The Business uses commodity contracts to manage commodity price rate risk. The primary use of energy commodity derivatives is to hedge the generation portfolio against changes in the prices of electricity and natural gas. All derivative instruments not identified as NPNS are recorded at fair value as assets or liabilities on the Combined Balance Sheets. Cash collateral related to derivative instruments executed under master netting agreement is offset against the collateralized derivatives on the balance sheet.

Changes in the fair value of derivative agreements are reflected in current earnings.

COMMODITY PRICE RISK

The Business is exposed to the impact of changes in the future prices of electricity, coal, and natural gas. Exposure to commodity price risk is influenced by a number of factors including the term of contracts, the liquidity of markets, and delivery locations.

Commodity Fair Value and Cash Flow Hedges

There were no open commodity derivative instruments designated as hedges.

Undesignated Contracts

Undesignated contracts may include contracts not designated as a hedge, contracts that do not qualify for hedge accounting, derivatives that do not or no longer qualify for the NPNS scope exception, and designated hedge contracts. These contracts expire as late as 2018.

The Business’s undesignated contracts are primarily associated with forward sales and purchases of electricity, coal, and natural gas.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

Volumes

The tables show information relating to the volume of outstanding commodity derivatives. Amounts disclosed represent the notional volumes of commodity contracts excluding NPNS. Amounts disclosed represent the absolute value of notional amounts. The Business has netted contractual amounts where offsetting purchase and sale contracts exist with identical delivery locations and times of delivery. Where all commodity positions are perfectly offset, no quantities are shown.

	March 31, 2015	December 31, 2014
Electricity (Gigawatt-hours)	22,129	25,133
Natural gas (millions of decatherms)	276	313

The following table shows the fair value of derivatives and the line items in the Combined Balance Sheets where they are reported. Although derivatives subject to master netting arrangements are netted on the Combined Balance Sheets, the fair values presented below are shown gross and cash collateral on the derivatives has not been netted against the fair values shown.

	March 31, 2015		December 31, 2014
(in millions)	Asset	Liability	Asset	Liability
Current assets	$45	$21	$15	$—
Investments and other assets	21	7	15	—
Current liabilities	206	263	174	253
Deferred credits and other liabilities	123	209	111	208
Total Derivatives	$395	$500	$315	$461

The tables below show the balance sheet location of derivative contracts subject to enforceable master netting agreements and include collateral posted to offset the net position. This disclosure is intended to enable users to evaluate the effect of netting arrangements on financial position. The amounts shown were calculated by counterparty. Accounts receivable or accounts payable may also be available to offset exposures in the event of bankruptcy. These amounts are not included in the tables below.

	March 31, 2015
	Derivative Assets		Derivative Liabilities
(in millions)	Current	Non-Current	Current	Non-Current
Gross amounts recognized	$251	$144	$284	$216
Gross amounts offset	(237)	(130)	(275)	(203)
Net amounts recognized on the Combined Balance Sheet	$14	$14	$9	$13

	December 31, 2014
	Derivative Assets		Derivative Liabilities
(in millions)	Current	Non-Current	Current	Non-Current
Gross amounts recognized	$189	$126	$253	$208
Gross amounts offset	(173)	(111)	(218)	(188)
Net amounts recognized on the Combined Balance Sheet	$16	$15	$35	$20

The following table shows the gains and losses during the year recognized on undesignated derivatives and the line items on the Combined Statements of Operations where the pretax gains and losses were reported.

	Three Months ended March 31,
(in millions)	2015	2014
Operating Revenues	$16	$(394)
Cost of operations	37	138
Total Pretax Gains (Losses) Recognized in Earnings	$53	$(256)

CREDIT RISK

Certain derivative contracts contain contingent credit features. These features may include (i) material adverse change clauses or payment acceleration clauses that could result in immediate payments, (ii) the posting of letters of credit or termination of the derivative contract before maturity if specific events occur, such as a credit rating downgrade below investment grade.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

The following tables show information with respect to derivative contracts that are in a net liability position and contain objective credit-risk related payment provisions.

(in millions)	March 31, 2015	December 31, 2014
Aggregate fair value amounts of derivative instruments in a net liability position	$479	$456
Fair value of collateral already posted	180	186
Additional cash collateral or letters of credit in the event credit-risk-related contingent features were triggered	14	41

The Business has elected to offset cash collateral and fair values of derivatives. For amounts to be netted, the derivative must be executed with the same counterparty under the same master netting agreement. Amounts disclosed below represent the receivables related to the right to reclaim cash collateral and payables related to the obligation to return cash collateral under master netting arrangements.

	March 31, 2015		December 31, 2014
(in millions)	Receivables	Payables	Receivables	Payables
Amounts offset against net derivative positions	$111	$—	$122	$—
Amounts not offset against net derivative positions	69	—	64	—

9. FAIR VALUE MEASUREMENTS

Fair value is the exchange price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The fair value definition focuses on an exit price versus the acquisition cost. Fair value measurements use market data or assumptions market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs may be readily observable, corroborated by market data, or generally unobservable. Valuation techniques maximize the use of observable inputs and minimize use of unobservable inputs. A midmarket pricing convention (the midpoint price between bid and ask prices) is permitted for use as a practical expedient.

Fair value measurements are classified in three levels based on the fair value hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. An active market is one in which transactions for an asset or liability occur with sufficient frequency and volume to provide ongoing pricing information.

Level 2 — A fair value measurement utilizing inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly, for an asset or liability. Inputs include (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, (iii) and inputs other than quoted market prices that are observable for the asset or liability, such as interest rate curves and yield curves observable at commonly quoted intervals, volatilities, and credit spreads. A Level 2 measurement cannot have more than an insignificant portion of its valuation based on unobservable inputs. Instruments in this category include non-exchange-traded derivatives, such as over-the-counter forwards, swaps and options; and financial instruments traded in less than active markets.

Level 3 — Any fair value measurement which includes unobservable inputs for more than an insignificant portion of the valuation. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 measurements may include longer-term instruments that extend into periods in which observable inputs are not available.

The fair value accounting guidance permits entities to elect to measure certain financial instruments that are not required to be accounted for at fair value, such as equity method investments or the company’s own debt, at fair value. The Business has not elected to record any of these items at fair value.

Transfers between levels represent assets or liabilities that were previously (i) categorized at a higher level for which the inputs to the estimate became less observable or (ii) classified at a lower level for which the inputs became more observable during the period. The Business’s policy is to recognize transfers between levels of the fair value hierarchy at the end of the period. There were no transfers between levels 1 and 2 during the three months ended March 31, 2015 and 2014. Transfers in or out of Level 3 during the three months ended March 31, 2014 are the result of forward commodity prices becoming observable due to the passage of time.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

Commodity derivatives with clearinghouses are classified as Level 1. Fair value for other commodity derivatives are primarily determined using internally developed discounted cash flow models which incorporate forward price, adjustments for liquidity (bid-ask spread) and credit or non-performance risk (after reflecting credit enhancements such as collateral), and are discounted to present value. Pricing inputs are derived from published exchange transaction prices and other observable data sources. In the absence of an active market, the last available price may be used. If forward price curves are not observable for the full term of the contract and the unobservable period had more than an insignificant impact on the valuation, the commodity derivative is classified as Level 3. In isolation, increases (decreases) in natural gas forward prices result in favorable (unfavorable) fair value adjustments for gas purchase contracts; and increases (decreases) in electricity forward prices result in unfavorable (favorable) fair value adjustments for electricity sales contracts. The Business regularly evaluates and validates pricing inputs used to estimate fair value of gas commodity contracts by a market participant price verification procedure. This procedure provides a comparison of internal forward commodity curves to market participant generated curves.

The following tables provide recorded balances for assets and liabilities measured at fair value on a recurring basis on the Combined Balance Sheets. Derivative amounts in the table below exclude cash collateral, which are disclosed in Note 8.

	March 31, 2015
(in millions)	Total Fair Value	Level 1	Level 2	Level 3
Derivative assets	$49	$21	$8	$20
Derivative liabilities	(154)	(131)	(13)	(10)
Net liabilities (assets)	$(105)	$(110)	$(5)	$10

	December 31, 2014
(in millions)	Total Fair Value	Level 1	Level 2	Level 3
Derivative assets	$51	$19	$8	$24
Derivative liabilities	(197)	(132)	(24)	(41)
Net liabilities	$(146)	$(113)	$(16)	$(17)

The following table provides a reconciliation of beginning and ending balances of assets and liabilities measured at fair value using Level 3 measurements.

	Derivatives (net)
	Three Months ended March 31,
(in millions)	2015	2014
Balance at beginning of period	$(17)	$(1)
Total pretax realized and unrealized gains (losses) included in earnings	28	(7)
Purchases, sales, issuances and settlements:
Settlements	(1)	(3)
Transfers into Level 3 due to observability of inputs	—	(5)
Balance at end of period	$10	$(16)

QUANTITATIVE INFORMATION ABOUT UNOBSERVABLE INPUTS

The following table provides quantitative information about the Business’ derivatives classified as Level 3.

	March 31, 2015
Investment Type	Fair Value (in millions)	Valuation Technique	Unobservable Input	Range
Electricity contracts	$8	Discounted cash flow	Forward electricity curves - price per MWh	$24.96	-	$51.33
Natural gas contracts	11	Discounted cash flow	Forward natural gas curves - price per MMBtu	1.96	-	3.78
Reserves	(9)		Bid-ask spreads, implied volatility, probability of default
Total Level 3 derivatives	$10

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

	December 31, 2014
Investment Type	Fair Value (in millions)	Valuation Technique	Unobservable Input	Range
Electricity contracts	$(1)	Discounted cash flow	Forward electricity curves - price per MWh	$25.16	-	$51.75
Natural gas contracts	(5)	Discounted cash flow	Forward natural gas curves - price per MMBtu	2.12	-	4.35
Reserves	(11)		Bid-ask spreads, implied volatility, probability of default
Total Level 3 derivatives	$(17)

OTHER FAIR VALUE DISCLOSURES

At both March 31, 2015 and 2014, fair value of cash and cash equivalents, accounts receivable and accounts payable were not materially different from their carrying amounts because of the short-term nature of these instruments and/or because the stated interest rates approximate market rates.

10. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT RETIREMENT PLANS

Duke Energy maintains, and employees of the Business participate in, qualified, non-contributory defined benefit retirement plans sponsored by Duke Energy. The plans cover most U.S. employees using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit consisting of pay credits equal to a percentage of current eligible earnings based on age and/or years of service and interest credits. Certain employees are covered under plans that use a final average earnings formula. Under these average earnings formulas, a plan participant accumulates a retirement benefit equal to the sum of percentages of their (i) highest three-year or four-year average earnings, (ii) highest three-year or four-year average earnings in excess of covered compensation per year of participation (maximum of 35 years), and/or (iii) highest three or four-year average earnings times years of participation in excess of 35 years. As of January 1, 2014, these defined benefit plans are closed to new and rehired non-union and certain unionized participants.

As discussed in Note 1, these combined financial statements reflect the defined benefit retirement plans on a multi-employer basis. As such, Duke Energy allocated pension costs associated with the defined benefit retirement plans to the Business based upon a ratio of the Business’ specifically identified payroll costs relative to Duke Energy’s total payroll costs. Management of the Business believes this methodology is a reasonable basis of allocation. Defined benefit pension expense allocated to the Business from Duke Energy for employees of the Business participating in such plans was less than $1 million for the three months ended March 31, 2015 and 2014, respectively.

The obligations of the qualified pension plans exist at Duke Energy and are not reflected on the Combined Balance Sheets of the Business. Duke Energy uses a December 31 measurement date for its defined benefit retirement plan assets and obligations. The projected benefit obligation of Duke Energy’s plan attributable to the Business, which is not recorded on the Combined Balance Sheets, was approximately $93 million as of March 31, 2015. Upon completion of the sale, certain available non-unionized employees and unionized employees of the business became employees of Dynegy (Continuing Employees), and Dynegy assumed the benefit plan obligations for Continuing Employees. The final benefit obligation attributable to the Business will be finalized and transferred to Dynegy.

Duke Energy has committed to transfer assets in accordance with Section 414(I) of the Internal Revenue Code, Treasury Regulation Section 1.414(I)-1, and Section 208 of the Employee Retirement Income Security Act (ERISA). Duke Energy calculated a preliminary estimate of the allocation of plan assets based on information available as of March 31, 2015. The preliminary allocation of plan assets, which is not recorded on the Combined Balance Sheets, was estimated to total approximately $78 million as of March 31, 2015. The final allocation of plan assets transferred to Dynegy to fund the defined benefit obligations will be made in accordance with the PSA on a basis consistent with appropriate statutory and regulatory guidance, including compliance with ERISA.

OTHER POST-RETIREMENT BENEFIT PLANS

Duke Energy provides, and the employees of the Business participate in, some health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees are eligible for these benefits if they have met age and service requirements at retirement, as defined in the plans. The health care benefits include medical, dental, and prescription drug coverage and are subject to certain limitations, such as deductibles and co-payments. As discussed in Note 1, these combined financial statements reflect the other post-retirement benefit plans on a multi-employer basis. Duke Energy allocated the other post-retirement benefit plan expenses to the Business based upon a ratio of the Business’ specifically identified participants in the plans relative to the total number of participants in the plans, which management believes is a reasonable basis of allocation. Other post-retirement benefit expense allocated to the Business from Duke Energy for employees of the Business participating in such plans was not material for the three months ended March 31, 2015 and 2014.

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

EMPLOYEE SAVINGS PLANS

Employees of the Business participate in the Duke Energy sponsored employee savings plans. As discussed in Note 1, these combined financial statements reflect the employee savings plans on a multi-employer basis. Most employees participate in a matching contribution formula where Duke Energy provides a matching contribution generally equal to 100 percent of employee before-tax and Roth 401(k) contributions of up to 6 percent of eligible pay per pay period. As of January 1, 2014, for new and rehired non-union and certain unionized employees who are not eligible to participate in Duke Energy’s defined benefit plans, an additional employer contribution of 4 percent of eligible pay per pay period, subject to a three-year vesting, is provided to the employee’s savings plan account. Pretax employer matching contributions made by Duke Energy for employees of the Business were less than $1 million for each of the three months ended March 31, 2015 and 2014.

OTHER BENEFITS

Duke provides, and employees of the Business participate in, some health care and life insurance benefits on a contributory and non-contributory basis. Employees are eligible for these benefits if they meet certain employment status requirements as defined in the plans. The health care benefits include medical, dental, vision, and prescription drug coverage and are subject to certain limitations, such as deductibles and co-payments.

11. INCOME TAXES

INCOME TAX EXPENSE

Components of Income Tax Expense

	Three Months ended March 31,
(in millions)	2015	2014
Current income taxes
Federal	$39	$—
State	1	—
Total current income taxes	40	—
Deferred income taxes(a)
Federal	8	(15)
Total deferred income taxes	8	(15)
Total income tax (benefit) expense included in Combined Statements of Operations	$48	$(15)

(a)                                 Includes utilization of net operating loss and tax credit carryforwards of $9 million for the three months ended March 31, 2014.

Statutory Rate Reconciliation

The following tables present a reconciliation of income tax expense at the U.S. federal statutory tax rate to the actual tax expense from continuing operations.

	Three Months ended March 31,
(in millions)	2015	2014
Income tax expense (benefit), computed at the statutory rate of 35 percent	$51	$(15)
State income tax, net of federal income tax effect	1	—
Manufacturing deduction	(4)	—
Income tax expense (benefit)	$48	$(15)
Effective tax rate	32.8%	35.5%

Midwest Generation Business

Notes To Combined Financial Statements

(Unaudited)

DEFERRED TAXES

Net Deferred Income Tax Liability Components

(in millions)	March 31, 2015	December 31, 2014
Investments and other assets	$17	$24
Other	9	14
Total deferred income tax assets	26	38
Property, plant and equipment	(779)	(784)
Total deferred income tax liabilities	(779)	(784)
Net deferred income tax liabilities	$(753)	$(746)

OTHER TAX MATTERS

The Business is no longer subject to U.S. federal examination for years before 2008. The years 2008 through 2011 are in appeals. The Internal Revenue Service is currently auditing the federal income tax returns for years 2012 and 2013. The Business is no longer subject to state or local income tax examinations by tax authorities for years before 2006.

There were no unrecognized tax benefits for the periods ended March 31, 2015 and December 31, 2014.

12. SUBSEQUENT EVENTS

Management has evaluated these combined financial statements and notes for subsequent events through May 15, 2015, the date the financial statements were available to be issued. For information on subsequent events see Notes 1, 3 and 7.